EXHIBIT 99.1

Conference Call Transcript

CAT – Q2 2009 Caterpillar Inc. Earnings Conference Call

Event Date/Time:  Jul 21, 2009/ 11:00AM ET

CORPORATE PARTICIPANTS

 Mike DeWalt
 Caterpillar Inc. - Director IR

 Jim Owens
 Caterpillar Inc. - Chairman, CEO

 Ed Rapp
 Caterpillar Inc. - Group President

 Dave Burritt
 Caterpillar Inc. - Vice President, CFO

CONFERENCE CALL PARTICIPANTS

 Daniel Dowd
 Sanford Bernstein - Analyst

 Henry Kirn
 UBS - Analyst

 Jamie Cook
 Credit Suisse - Analyst

 Alexander Blanton
 Ingalls & Snyder - Analyst

 Eli Lustgarten
 Longbow Securities - Analyst

 Ann Duignan
 JPMorgan - Analyst

 Andrew Obin
 BAS-ML - Analyst

 David Raso
 ISI Group - Analyst

 Terry Darling
 Goldman Sachs - Analyst

 Mark Koznarek
 Cleveland Research Company - Analyst

 Robert Wertheimer
 Morgan Stanley - Analyst

 PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar second-quarter 2009 earnings results call. At this time, all lines have been placed on a listen-only mode and we will open the floor for your questions and comments following the main presentation. It is now my pleasure to turn the floor over to your host, Mr. Mike DeWalt. Sir, the floor is yours.

 Mike DeWalt - Caterpillar Inc. - Director IR

Thank you very much and good morning, everyone, and welcome to Caterpillar's second-quarter earnings conference call. I’m Mike DeWalt, the Director of Investor Relations.

I'm very pleased to have our Chairman and CEO, Jim Owens; our Group President, Ed Rapp; and our CFO, Dave Burritt, with me on the call today. This call is copyrighted by Caterpillar Inc., and any use, recording, or transmission of any portion of this call without the express written consent of Caterpillar Inc. is strictly prohibited.

If you would like a copy of today's call transcript you can go to the SEC filings area of the investors section of our cat.com website, or to the SEC's website, where it will be filed as an 8-K.

In addition, certain information relating to projections of results that we will be discussing today is forward-looking and involve risks, uncertainties, and assumptions that could cause actual results to materially differ from the forward-looking information. A discussion of some of the factors that either individually or in the aggregate we believe could make actual results differ materially from our projections can be found in our cautionary statements under Item 1A, Business Risk Factors, of our Form 10-K which we filed with the SEC on February 20, 2009, and also in our Safe Harbor language contained in today's release. Okay.

Earlier this morning we reported results for the second quarter of 2009 and updated our outlook for the year. To start, I'll summarize the quarter and the '09 outlook, and then we'll take your questions.

First, the quarter. Sales and revenues were just about $8 billion, and that is a $5.6 billion drop from the second quarter last year. That is a decline of 41% from what was our all-time record best quarter for sales and revenues. Second-quarter profit per share was $0.60, and that is down $1.14 from the second quarter last year. And that does include $85 million or $0.12 per share of redundancy costs. Excluding the redundancy costs, profit per share was $0.72 in the quarter, and that compares with the consensus profit estimate of $0.22.

Let me provide some color on the decline in sales and revenues. Machinery volume was down $4.5 billion, excluding the impact of Cat Japan. Broadly, you can look at the drop in Machinery volume in two major chunks. One, weak end-user demand; and two, the change in dealer inventories. End-user demand was down quarter-to-quarter across the board geographically and by major industry. However, we did begin to see some improvement later in the quarter in countries like China, Brazil, and parts of the Middle East.

Dealer inventory changes had a very sizable impact on the change in quarter-over-quarter sales. Dealers lowered machine inventories almost $1.2 billion during the second quarter. That means that our sales of new machines were about $1.2 billion below dealer sales to end-users.

But to put the year-over-year impact on sales in perspective, you also need to understand what happened last year. During the second quarter last year, dealers increased inventory about $200 million. That means that dealer inventory changes had negative impact on our quarter-to-quarter sales of about $1.4 billion.

Turning to Engines, very weak demand also had a significant negative impact on Engine volume, which was down $1.4 billion from the second quarter last year.

Financial Products revenues were off $106 million; and currency had a negative impact on sales of $225 million as a result of a stronger dollar compared with the second quarter last year.

On the positive side, price realization was favorable $259 million, and the consolidation of Cat Japan added $290 million.

While that covers the total change in sales, before I move on to profit I would just like to cover a couple more key points about the top line. You'll see in this morning's release that in total Machinery sales were down 49% in the quarter and that Engine sales were off 32%. What's important to remember about both of these principle lines of business is that they do include all of our Integrated Service Businesses other than Financial Products. They include areas like service parts, our remanufacturing business, Progress Rail, Cat Logistics, OEM solutions, and turbine-related services.

These Integrated Service Businesses are a key element of our overall strategy and a very important component of our strategy for the trough of the business cycle. While the total sales and revenues of our Integrated Service Businesses did decline from the second quarter of last year, the rate of decline has been much less than the decline in the sale of new Cat Machines and Engines.

In fact, when you look at our total $8 billion in sales and revenue for the quarter, our Integrated Service Businesses, including Cat Financial or Financial Products, were about 46% of the total.

One final point about sales, and it's back on dealer inventory. There is no doubt the significant reduction in dealer inventory had a substantial negative impact on our sales. But as painful as that was, the good news is that we are well down the path to getting it behind us. That's not to say that it's over. In fact, we expect more in the second half.

So far this year, dealers have taken out almost $1.5 billion; and that could grow to nearly $3 billion before 2009 is over, with the lion's share of what's remaining this year likely to be in the third quarter.

As a result of continuing weak demand and expected declines in dealer inventory, we have significant rolling factory shutdowns planned for the third quarter. The third quarter is likely to be very tough in terms of sales and, as a result, on profit.

With that, let's turn to the second-quarter profit. To recap, we reported a $0.60 per share profit in the quarter; and that included $85 million or $0.12 a share of employee redundancy costs. That was a drop of $1.14 versus the second quarter of 2008. Excluding redundancy, profit was $0.72 a share.

While profit was down substantially, given the drop in sales that happened as a result of the economic environment we are in, we had a good quarter. While the volume decline has been swift and deep, so has our response. Caterpillar employees, Cat dealers, and our suppliers have mobilized to implement trough actions faster than any time I've witnessed in my almost 30 years with Caterpillar.

That said, sales and revenues were down 41% in the quarter, and the decline in volume was the major negative profit driver. In addition to that, we had the $85 million in redundancy costs; the impact of consolidating Cat Japan was negative; and Financial Products profit was lower than the second quarter last year.

There were, however, several positives that helped to mitigate the drop in profit. Combined, we reduced SG&A and R&D costs $291 million in the quarter, with more of the impact being SG&A.

Price realization was positive $259 million. And one point related to price realization, during the second half the comparison gets tougher because we'll be lapping the midyear price increase from 2008. That doesn't mean that we're expecting price levels to go down. It means that the comparisons year-over-year are getting tougher.

Our manufacturing costs in the quarter were favorable $85 million. Now that includes the LIFO inventory decrement benefits. Manufacturing costs, excluding the LIFO impact, were roughly flat.

Factory labor and overhead costs were neutral, and that is an outstanding result for our factories in the second quarter. They were able to lower their variable labor and overhead costs at essentially the rate of volume decline. And given the magnitude of the volume decline, that is a remarkable achievement.

We are working hard on the continued deployment of the Cat Production System and expect even better results ahead, particularly when volume eventually picks up.

Moving on, currency impacts were also positive in the quarter both on operating profit and below the operating profit line in other income and expense. The income tax was also favorable, primarily related to the geographic mix of profits and losses.

One final point on profit. I know many of you are interested in the incremental and decremental operating margin rates. And our decremental operating margin rate versus the second quarter of last year for Machinery and Engines was 19% excluding the redundancy costs. Again, that is the change in the M&E operating profit divided by the change in sales.

In summary on profit, volume was a big negative, but price realization held up; we were able to lower our factory variable costs in line with volume; and we made significant reductions in period costs, particularly SG&A.

In addition to profit, we are highly focused on liquidity and generating solid cash flow, and our results are certainly moving in the right direction. Some of the key points related to liquidity and cash flow included year-to-date Machinery and Engines operating cash flow improved $900 million from the end of the first quarter to the end of the second quarter. Our inventory -- this is our inventory, not dealer inventory -- was down another $800 million in the quarter; it is $1.6 billion lower year-to-date; and our target reduction for the year is $3 billion. Actually, our inventory peaked at the end of the third quarter last year and has declined over $2 billion during the last three quarters.

Pension-related funding for 2009 has largely been completed. Year to date we have contributed over $950 million out of what we expect will be about $1 billion for the full year. Access to debt markets has been good, and we are very well positioned in terms of liquidity and don't expect to need to issue additional term debt this year.

Cash on the balance sheet at the end of the quarter was about $4 billion. That is up from year-end. That is up from the first quarter. And historically the normal cash balance for us has been less than $1 billion, so we currently have about $3 billion of excess cash.

The last thing I want to cover before moving on to the outlook is Cat Financial. Without a doubt, this is a tough economic environment for Cat Financial; and over the past two quarters, many of you have had questions, generally around three main topics -- liquidity, the quality of Cat Financial's asset portfolio, and their profit. I'll update you on all three subjects.

First, liquidity. As we started the year, Cat Financial had about $5 billion of long-term debt maturing in 2009. So far this year, Cat Financial has issued $3 billion in three-, five-, and 10-year notes; nearly $700 million of retail notes; 650 million in medium-term euro notes; and 500 million of Canadian dollar medium-term notes.

In addition, Cat Financial has been collecting more in receivables than they have been writing in new business. That is a result of the weak environment for new equipment sales.

In terms of Cat Financial's asset portfolio, 30-day past dues increased very slightly, from 5.44% at the end of the first quarter to 5.53% at the end of the second quarter. That is up from 3.35% at the end of the second quarter a year ago. We do expect continued pressure on past dues through the remainder of 2009. And while it's tough to call a specific peak, past dues do tend to follow economic conditions. Our expectation is that past dues will peak over the next six months at levels not far from our recent experience, and then gradually improve as economic recovery begins.

Credit loss net of recoveries was $55 million in the second quarter. That is $8 million higher than the first quarter and up $36 million from the second quarter a year ago. During the second quarter, Cat Financial increased the allowance for credit loss an additional 5 basis points to 1.55% of net finance receivables. That is up from 1.50% at the end of the first quarter; 1.44% at year-end; and 1.41% at the end of the second quarter a year ago.

Turning to their profit, the Financial Products profit before tax was $140 million in the second quarter. That is down $51 million from the second quarter of 2008, but at $61 million better sequentially from the first quarter of this year.

Considering the economic environment, Financial Products is performing well. Liquidity is more than adequate. Past dues and credit losses are at historic highs but are manageable and reasonably stable. And profit, while lower than last year, is up from the first quarter and the full-year outlook has improved.

There are several comprehensive Q&As related to Financial Products that are included in our release. They begin on page 20 and do provide more detail.

I'll touch on the full-year outlook for 2009 and then we'll move on to the Q&A. First, the outlook for 2009 sales and revenues. With the first half of the year behind us, we have tightened the forecast range for sales and revenues to $32 to $36 billion.

The impact of the economic environment is really tough to predict, so the range is still fairly wide. Also related to the sales outlook, our expectation for dealer inventory reduction is somewhat higher now. I mentioned a few minutes ago we think it could approach $3 billion for the full year.

In terms of profit, we are raising expectations for the year. The outlook is now a range of $0.40 to $1.50 per share including about $0.75 per share of employee redundancy costs. The range excluding redundancy costs is $1.15 per share to $2.25. The middle of that range is $1.70. Our previous outlook had the midpoint at $1.25 per share.

While we don't provide a quarterly profit outlook, we do want to reinforce the point that we are expecting the third quarter to be the weakest of the year for sales and for profit excluding redundancy costs. End-user demand will likely remain depressed, and we expect that dealers will continue with substantial inventory reductions in the third quarter. As a result, we are planning widespread and significant rolling factory shutdowns in the third quarter.

While that will make the third quarter extremely challenging, we do expect that dealers will have the bulk of inventory reduction behind them as we exit the third quarter. There could be more in the fourth quarter, but not on the order of magnitude of the second quarter or what we expect for the third quarter.

In summary, and I think you can gather from the tone of our financial release, we think the second-quarter performance related to profit, liquidity, and for Cat Financial was pretty good considering the economy. With that, we're ready to move on to the Q&A.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Daniel Dowd.

 Daniel Dowd - Sanford Bernstein - Analyst

 Good morning. Bernstein. First of all, obviously a great quarter. Let me ask about the inventory drawdown. Because you know, if you're going to largely exit the third quarter with most of the inventory drawdown at the dealers complete, let's imagine that in 2010 the end-user demand was roughly flat -- which is debatable -- but if it was, how much would your revenue likely increase?

In other words, how much will you have underproduced by the end of the year the dealer inventory?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Dan, this is Mike. You know, there are a lot of moving pieces. Certainly we don't have an outlook for 2010. But we are looking for dealer inventory to go down this year for up to $3 billion, so that is probably a good starting point.

 Daniel Dowd - Sanford Bernstein - Analyst

 So in theory, you could end up having end-market demand continue down next year. And if it was down in the $1.5 billion, $2 billion range, you actually could be flat or slightly up in terms of total revenue.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes, the only thing we really talked about this year is dealer inventory. I'm going to beg off on the 2010 discussion. Sorry.

 Daniel Dowd - Sanford Bernstein - Analyst

 All right. Fair enough. Then I guess one other thing I wanted to follow up on is in terms of guidance. So you're obviously pushing to a guidance range for the second half of $0.04 to $1.11 in EPS. Is it likely that you are going to end up having to go negative given all of the shutdowns?

Can you give us some context on how extensive are the shutdowns? Are they comparable to the auto sector, or are they more on the order of a few weeks here and a few weeks there?

 Mike DeWalt - Caterpillar Inc. - Director IR

 First off, on third-quarter profit, for the second half of the year we have quite a wide range in terms of what profit could be. For the second half of the year, at the bottom end it is close to breakeven. At the top end it's a fairly substantial profit. So there is already just within the range a wide -- depending upon what happens with sales.

But I think without a doubt we have closer visibility to the third quarter. We've got big rolling plant shutdowns. We had a lot of shutdowns in the second quarter; and the third quarter is going to ratchet up from that.

I don't quite know how to compare it to the auto companies. I guess I don't follow them that closely. But we'll have more shutdowns in the third quarter than we had in the second quarter, which in and of itself was fairly substantial.

And given the outlook range that we have for the second half of the year, I wouldn't say that it's -- it's certainly not impossible that we would have a loss for the third quarter.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 I think -- Jim Owens -- just maybe to qualify that a little bit. We've got most of our large machine and reciprocating engine facilities in the US and Europe will be down for a number of weeks. We think that's the most cost-effective way to essentially take production down. So not only the assembly plants but the component feeder plants will be shut down for probably two out of four weeks in the next two months. Sort of July, August if you will. Starting to ramp back up in September, and then most of them -- at least in our current planning -- will be running a full fourth quarter at least on the first shift.

 Daniel Dowd - Sanford Bernstein - Analyst

 Is Solar slowing down a lot also? Or is that just reciprocating engines?

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 Solar is not. They are sold out for the year.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Thanks, Dan.

Operator

 Henry Kirn.

 Henry Kirn - UBS - Analyst

 Good morning, guys. Wondering if you could chat a little about the impact of LIFO, further LIFO liquidation in the back half of the year outlook.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes, well, it's obviously related to inventory reductions. We had $1.6 billion of inventory reduction in the first half. We're expecting -- or our target certainly is $3 billion for the full year. So definitely we have more LIFO benefits built into the second half of the year.

Now, it's a bit of a varying scale. I can't give you one number because again we have a range for the back half of the year and that incorporates different levels of volume and that has different inventory implications. But we expect more in the second half.

 Henry Kirn - UBS - Analyst

 That's helpful. I guess as you look at the other income line, is there any way to forecast that as we go into the back half of the year?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes, that's a great question. We did in the quarter have a pretty positive other income and expense for essentially hedging gains. And we tend to not forecast that going forward, so we would not be looking to forecast currency for the back half of the year. It's hard enough to forecast our own sales let alone what is going to happen to exchange rates.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 You know, maybe if I could just add one more thought to that inventory question. If we effectively reach our goal of $3 billion reduction in in-house Caterpillar inventories in the year, and we're confident that that will go out, then you would look for a comparable number in the second half at least as to what we had in the first half. Most of which we took in the second quarter. So, order of magnitude I think that should help.

 Henry Kirn - UBS - Analyst

 That's helpful. Thanks a lot, guys.

Operator

 Jamie Cook.

 Jamie Cook - Credit Suisse - Analyst

 Congratulations. I was just hoping you guys could dig a little -- give us a little more color on the Engine performance in the quarter, which is quite impressive given the lower volumes. I know you got some price. But I guess my question is, outside of that, was there any material cost benefit we saw in the second quarter? Or does this reflect that we don't have truck engines in there which were depressing profits?

I guess my follow-up question to that. If you guys could just speak more broadly to how we should think about your backlog in Engines at this point, because I'm just trying to figure out how I should think about profitability in the second half of the year. Or does that sort of fall off a cliff?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Okay. First on the second quarter Engine margins, there were just a number of things that were positive for Engines margins. You mention price right off the bat. We had very good price realization for Engines.

We had a very good Engine mix in the quarter. That is related to several things. First to your point, we're not selling new truck engines anymore, truck engine business. Certainly for new equipment, let's just say it was not a margin driver in the past. So that had a pretty good positive impact in the quarter.

But if you just look at mix more broadly, we had a faster falloff I think throughout the first half of the year on the small engines than we did on the larger engines and Solar.

Solar is a good margin business. As Jim said a bit ago, this could well be a record year for them, and they are continuing to motor on.

So we had good price, we had very good mix. Actually we did not have much in the way of LIFO benefits related to Engines. Of the total, the vast majority of it was Machine, so that didn't do too much.

We had continued good work on cost reduction actually across the board, not just Engines, but certainly in Engines. So I think it was essentially good mix, good price, and taking variable cost down with volume and good work on the period overhead costs. I don't think there was anything other than that that was an unusual item per se of any magnitude.

In terms of the future, I think we kind of talked about the rolling plant shutdowns in the third quarter. That will certainly impact big engines, Lafayette will have quite a bit of shutdown during the third quarter. So I think what we'll probably see over the second half of the year is, at least for our reciprocating engines -- I'm not speaking about Solar here -- but for reciprocating engines we will probably see more of a decline relative to the first half in big engines. And that will have a negative impact on Engine margins I think in the second half versus first half.

But overall, Engine margins are -- I probably shouldn't say it this way, but Engine margins are great and they have been all year and they were last year as well.

 Jamie Cook - Credit Suisse - Analyst

 Okay, thanks. I'll get back in queue.

Operator

 Alexander Blanton.

 Alexander Blanton - Ingalls & Snyder - Analyst

 Hello, it's Ingalls & Snyder. Mike, this quarter was marked by a very, very good incremental or decremental margin. If you include the LIFO benefits, it was a minus 22.7% or minus 24.2% without those benefits. But either way, it was substantially less than the 35% you would normally expect.

In terms of -- and I'm talking the decline here from the first quarter, not year-over-year. Okay?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes.

 Alexander Blanton - Ingalls & Snyder - Analyst

 Then I'm talking gross margin line. And so if we look at the sales decline -- actually no, I'm really talking year-over-year. Sorry.

 Mike DeWalt - Caterpillar Inc. - Director IR

 So the question is why did we improve first to second quarter?

 Alexander Blanton - Ingalls & Snyder - Analyst

 Well, actually the numbers I was quoting you were actually the year-over-year decremental margins with and without the LIFO. The question is, why was it so much better than the 35% that you would normally see and that you've seen in most years when sales have declined -- as long as I have been following the Company?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Okay, a couple of things. One, we did, I'll say a great job on taking variable costs out.

To your point, Alex, we do have a variable margin rate normally in the low 30s. When you get into a downturn the question is, can you take out variable cost with volume? And we've demonstrated that we can do that.

We didn't quite accomplish that in the first quarter. We announced a lot of cost reduction that wasn't fully implemented in the first quarter. We had a lot more of it actually implemented in the second quarter.

You couple taking your variable costs down with volume in a quarter where we got price increases, a decent mix, and we took down our period cost structure -- SG&A cost principally, and factory overheads -- and you get a pretty good decremental margin rate.

 Alexander Blanton - Ingalls & Snyder - Analyst

 Yes, well I can say, it was a better performance than I have seen in some 36 years of following the Company.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Thanks, Alex.

 Alexander Blanton - Ingalls & Snyder - Analyst

 Now, second question is, other income was up $99 million. You mentioned that hedging contributed to that. Could you elaborate on that? Was it all that? And what do --?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Well, the vast majority of the total, over $90 million, was currency related of which I think hedging was maybe two-thirds of that. We also had some translation gains in the quarter as well. But yes, the hedging was probably two-thirds of that total, roughly.

 Alexander Blanton - Ingalls & Snyder - Analyst

 Okay, thank you.

Operator

 Eli Lustgarten.

 Eli Lustgarten - Longbow Securities - Analyst

 Longbow Securities. Good afternoon, everyone. Or morning; it feels like afternoon with this quarter.

Very nice quarter. Can I get one clarification? You told us in the press release $0.14 from LIFO; roughly the same amount with taxes.

The press release says $89 million from foreign currency benefit. Does that include the hedging, or is there hedging on top of it? Is there another $60 million or something like that on top of that?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Well, currency was in two pieces. A piece of it is in operating profit. That we showed in our bucket chart, our table; and that was $89 million as a part of operating profit. That is just what was the impact on sales versus the impact on our operating costs.

In addition to that, below the operating profit line, we had an improvement quarter-over-quarter, I think $93 million in other income and expense, as I recall. And most of that was currency.

 Eli Lustgarten - Longbow Securities - Analyst

 So currency numbers, the total benefit to earnings from currency was more like $170 million, or $160 million, whatever it worked out. But it's a big --?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes, yes, yes. It was a bigger number than the impact on operating profit.

 Eli Lustgarten - Longbow Securities - Analyst

 Okay, so it's a huge number. Secondly, can you talk about the Engine business? I think you mention that Solar was sold out for this year. But are orders picking up there?

In the question-and-answer, you talk about a weakness in 2010. Is Solar also facing weakness in 2010 as the rest of Engines? And will that impact the spectacular margins that we are seeing at this point?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Well, we did put a Q&A in on Solar because we get just a ton of questions on Solar. They stick out a little bit this year as a very bright spot in a fairly depressing sales year.

So we get a lot of question on -- well, yes, but what does that mean for next year? Again we are trying not to get too far into 2010, because we have a wide range of ground to 2009.

But I think what we are trying to say is it's probably not likely that Solar is going to have another record year next year; but that doesn't mean that they are going to have a bad year. It will probably be down (technical difficulty) on a historic basis, based on orders that they have been receiving and in interest (technical difficulty) this point probably still have another good year.

 Ed Rapp - Caterpillar Inc. – Group President

 And a very strong services model.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 I think if you -- Eli, if you can tell us what the oil price would be on average in the fourth quarter that would probably help us with our Solar forecast for next year.

 Eli Lustgarten - Longbow Securities - Analyst

 I'm sure we could all retire if we could do that accurately, too.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 There would be the dilemma. If oil prices hold, if they were to move back say in the $70-plus range and credit markets continue to stabilize, (technical difficulty) pretty good things will happen next year. So that's the kind of uncertainties we deal with.

 Eli Lustgarten - Longbow Securities - Analyst

 But at this point, are we really talking about a 20% decline in orders versus the current shipping level? Is that the magnitude that we are seeing at Solar?

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 No, we're not going to talk about 2010 outlook yet. Like I say, Solar is having a record year. I think there's opportunities for another pretty good year next year; but a lot depends on commodity prices, global business confidence, etc. And we will wait until we get a little closer and see the whites of the eyes before we make that call.

 Eli Lustgarten - Longbow Securities - Analyst

 All right. Thank you.

Operator

 Ann Duignan.

 Ann Duignan - JPMorgan - Analyst

 JPMorgan. Hi, guys. A point of clarification first. I know you're saying in your Q&A section that you can't reliably forecast your effective tax rate. But what assumption have you made for the back half of the year in order to arrive at your EPS guidance?

 Mike DeWalt - Caterpillar Inc. - Director IR

 That's a great question, Ann, and I'm actually glad you asked it because it highlights the difficulty in actually pegging it. I mean, at the bottom end of our outlook we are essentially breakeven in the back half of the year. If you think of a continuation of things like R&D tax credit, for example, we could actually end up with a negative tax rate if we hit the bottom end of our outlook.

If we're closer to the top end of the outlook, the tax rate will look more like what we've done historically over the last year or so. So it's actually quite a wide range; and the closer you get to breakeven the more extreme it looks on a percentage basis.

So it really does span quite a wide range, depending upon where we end up in that second-half outlook.

 Ann Duignan - JPMorgan - Analyst

 So something closer to Q2 perhaps or lower in Q3, depending on the impact of the rolling shutdowns. (multiple speakers)

 Mike DeWalt - Caterpillar Inc. - Director IR

 In fact, I think Q3 could have -- because Q3 is certainly going to be the weakest quarter in the second half and certainly probably the closest to breakeven as a result of that, and possibly even negative, it could have a tax rate on a percentage basis -- even though the dollars might be very, very small in the scheme of things, the rate could look unusual because it's so close to breakeven.

 Ann Duignan - JPMorgan - Analyst

 Okay.

 Mike DeWalt - Caterpillar Inc. - Director IR

 I think the bottom line is taxes in the second half in dollar terms, regardless of what the tax rate is, are probably not all that huge.

 Ann Duignan - JPMorgan - Analyst

 Okay, that's sort of helpful, I think. Then my follow-up question is on your Integrated Services profits.

Jim, I do recall a few years ago that you had said on a call that Integrated -- now, it may not have been all of your Integrated Services Businesses. But profitability in those businesses was higher than Company average.

I'm just curious if that is still so. And then what are the ramifications of that on the overall Machinery margins? It calls into question the core Machinery profitability or lack thereof.

Could you give us some color just on the profitability contribution of Integrated Services versus your core Machinery business?

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 Our Integrated Services include everything from replacement parts to aftermarket services from Solar to Progress Rail to Logistics Services, etc., some of the remanufacturing. So there is a lot of different business units in there with varying margins.

I think on a weighted average basis, there is a little richer margin contribution from those dollars. As Mike pointed out in his preamble, of course, a lot of that is buried in the Machine and Engines segments. It might be more appropriate to think of these as holistic businesses in terms of the market segments that we serve with those customers. If we don't sell the new machines, obviously there is no aftermarket service opportunity. So I can't quite divorce these two things in my mind.

It is true that in a downturn the services business -- this has been part of our strategy -- does help us sustain earnings because they are somewhat less cyclical. They are all down this year; but keep in mind new Machine and new Engine sales -- in many cases the product lines are down between 60% and 80% for new capital goods purchases. And the services side of that is holding our level of sales and profit at a better level.

We are dealing with the worst recession since the Depression, and I think the trough strategies that we've put in place, including an emphasis on diversified services [sic Integrated Service Businesses] and our CPS initiatives and the nimbleness that we've emphasized with trough strategies I think are showing that these strategies were the right thing for our Company.

So I'm really proud of what our leadership team across all of our business units has been able to pull off in what is, quite frankly, a worse trough than any of us might have envisioned.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Thanks, Ann.

 Ann Duignan - JPMorgan - Analyst

 Okay, thank you.

Operator

 Andrew Obin.

 Andrew Obin - BAS-ML - Analyst

 Yes, Bank of America Securities Merrill Lynch. Just a question on pricing, just wondering what kind of pricing dealers had to do, what kind of discounting you had to do, to reduce inventory as successfully as you have. What does it do to pricing outlook for the second half? And how do we think structurally about the pricing in the industry going into 2010?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Andrew, I'm going to turn the question around a little bit because when you are trying to get dealer inventory out, when a dealer is trying to get inventory out, I mean in simple terms there are a couple of ways you can do it. You can discount and try and sell it. Or you can order less from the factory than your current selling rates. And generally that is what's happened. There has been no overall worldwide move to major discounting.

What we've done, and you see that in our results, we've underproduced market demand; and we've worked out dealer inventory by essentially slashing production, not trying to discount what's out there. That doesn't mean that there's not been selective discounting in regions; but by and large we've not taken that approach.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 Maybe if I could just add briefly to that. I was just with a group of dealers this weekend and I was pleased that they were quite complimentary of the fact that we have allowed dealers to cancel orders where necessary and have worked constructively with them to help them manage that dealer inventory down so they can sustain profitability.

Usually when you get into firesale discounting is when you overload your dealerships with inventory that maybe they don't want and can't afford to carry, and they have to have a liquidation sale. We've avoided those kinds of things with better management through this cycle.

 Andrew Obin - BAS-ML - Analyst

 Okay. So I should not be thinking that new pricing is going to deteriorate significantly going to the second half of the year on the Machinery side?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Well, Andrew, I think if you look at the comps I think the percentage number is going to come down. That doesn't mean that we are engaging in big price cuts. It just means that we did a midyear price increase last year that we're not doing this year.

 Andrew Obin - BAS-ML - Analyst

 Okay. That seems very fair. Just in terms of dealer inventories, in terms of you talked about days inventory on a year-over-year basis. But sequentially, given that demand is still declining, could you comment on days inventories, dealers, versus Q1? And I apologize if you said that already.

 Mike DeWalt - Caterpillar Inc. - Director IR

 No, I didn't, Andrew, and unfortunately I don't have those numbers in front of me. They did take a lot out first quarter to second quarter. But then again, sales to users, at least the three-month moving average, declined more as well.

Without seeing the numbers, my sense is that the days that they have, the months on hand, probably declined some, but probably not massively.

 Andrew Obin - BAS-ML - Analyst

 Thank you very much.

Operator

 David Raso.

 David Raso - ISI Group - Analyst

 ISI. Good morning. Question about the revenue guidance. Just trying to think through the comment about the third quarter, you still have a lot of dealer inventory reduction. I guess that's implying the third-quarter revenues will be lighter than the second.

To get to the midpoint of the revenue guidance range, it implies a solid double-digit, depends how you run the numbers. Could be as much as a 30% increase sequentially from the third quarter to fourth quarter. I guess the concept is dealers are done destocking end of the third quarter; you can get back producing, in line with retail; and that would get you some of the way there. But it still seems a bit aggressive, that sequential increase.

Do you have an order book or color from the dealers on their retail activity for the fourth quarter that would reflect that kind of sequential strength?

 Mike DeWalt - Caterpillar Inc. - Director IR

 A couple things. We have quite a range around sales for the rest of the year. And frankly, we are predicting -- our outlook reflects some economic improvement in the fourth quarter and a higher level of activity as a result of that.

So to your point, I think fourth quarter versus third quarter, positives would be things like either no or certainly less of a dealer inventory reduction. So to your point we would be certainly a lot closer to selling end-user demand. Fourth quarter historically has been a pretty good quarter for Solar; they tend to ship more of their year in the fourth quarter.

We've historically had, let's say, a weak third quarter. Normally, seasonally the third quarter is one of the weaker quarters.

So I would say some general economic pickup; dealer inventory; and probably a good quarter from Solar would all be things that would help.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 Let me just maybe go back to the previous question and maybe add a little bit of color here on this one.

Our dealer retail sales to users, which were kind of in freefall in November, December, January, February, March, they have kind of -- the rate of decrease has been falling if you look at our rolling three-quarter numbers. In fact, June was somewhat better than May.

So as some of the stimulus initiatives around the world, it takes a while for that money to actually get into the dirt, if you will. Contractors we've been visiting with lately are actually -- more work is beginning to occur.

So after that period of free fall I think you may find retail sales to users at the dealerships, rental rates, rental services beginning to firm up and pick up a little bit. And that's part of our expectation as this year rolls out.

 David Raso - ISI Group - Analyst

 That's helpful. Regarding the inventory reduction left at the dealer level, that you expect a lot of it to occur in the third quarter, can you give a little color on where do you see the inventory reduction most still to come geographically? I'm assuming it's more Machines than Engines, but maybe you can enlighten me there if that's not the case.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Well, the only dealer inventory number we've talked about is Machines. That is the number of dealer Machine inventories, what we have been quoting. I think we will probably see it occur worldwide.

I mean, just think about it in these terms. We have rolling factory shutdowns. So we've got factories around the world that are going to be on, let's say, limited production in the third quarter. So that is going to lower dealer inventory I think probably almost everywhere.

Although in terms of need I think probably Latin America and Asia have probably the least need to reduce inventory.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 Let me add one other thought, David. We've talked a lot about the Cat Production System. That is a very holistic look at the value chain. So it's been our thoughtful intent strategically for a long time to move away from heavy dealer inventory, which extenuates our cycle every time. And to move towards more just-in-time delivery and the Lane strategy, which we are actively putting in place right through this trough scenario.

So I think we're going to see better performance in the future because of the Cat Production System, because of the Lane strategy, and less dealer inventory fluctuation. So we're kind of taking it down on a permanent basis and trying to thoughtfully manage it down working with our dealer partners.

 David Raso - ISI Group - Analyst

 Thank you.

Operator

 Terry Darling.

 Terry Darling - Goldman Sachs - Analyst

 Goldman Sachs. Jim, I wonder if you could update us on your thinking with regards to an equity offering or a convert offering to accelerate the repair of the balance sheet, get yourself in a position maybe to play some offense as you see the whole cycle turning here?

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 Well, quite frankly, I'm not thinking about an equity offering. I think we have a line of sight to get our debt to debt plus equity ratio back into the A, A1/P1 range in the year 2010. I feel pretty confident that if the economy just stabilizes, let alone improves, we will be able to achieve that.

I think long-term if you think about our Company, our clear priorities for cash are fund our growth and growth initiatives -- investments, in other words; take care of our employee welfare funding needs, which we've done with equity; continue to maintain and hopefully grow our dividend over time; and share buyback. Eventually I expect to be back in a mode of being able to complete the share buyback the Board has authorized.

So I'm quite optimistic about the free cash flow this Company is positioned to generate if you take a longer-term view of the next four or five years. So I don't see we have a need to issue equity.

 Terry Darling - Goldman Sachs - Analyst

 Just clarify. You are including a convert in that context?

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 I don't understand that question. A convert?

 Terry Darling - Goldman Sachs - Analyst

 A convertible security.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes.

 Terry Darling - Goldman Sachs - Analyst

 Okay.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 We're not issuing any convertible debt.

 Terry Darling - Goldman Sachs - Analyst

 Okay. Very helpful. Thank you.

Then talk about cash flow maybe in the second half of the year. You are talking about inventories improved nicely. Payables, though, were down a lot, $1.3 billion sequentially. Presumably you would think that working capital improvement gets stronger in the second half of the year, although maybe you could talk about what your free cash flow expectations are for the full year and the second half.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Terry, this is Mike. If you look at the first half, we had several negatives for cash flow that are probably not going to face us in the second half. We paid a substantial -- not all, but a substantial amount of the decrement -- or the employee redundancy costs were cash paid in the first half. In the first half, we essentially paid last year's incentive comp or bonus; that was built into the total payable number. That was a big negative in the first half that is certainly not going to be in the second half or the first half of next year because we are likely not to have a payout.

And we've moved sort of the payable number down with volume. Inventory purchases are down with volume; and we're kind of down to that level.

So I think kind of the negative drain if you will as a result of payables coming down are principally due to those things. I just don't think you're going to see that kind of a decline certainly in the second half of the year.

We do expect more inventory reductions, so that will be a positive. So I think without giving a specific number, if you were looking at our M&E operating cash flow I think you would find the second half of the year quite a bit better than the first half of the year.

 Terry Darling - Goldman Sachs - Analyst

 Okay. Thanks very much.

Operator

 Mark Koznarek.

 Mark Koznarek - Cleveland Research Company - Analyst

 Cleveland Research. Good morning. Question on the manufacturing costs. You know, effectively neutral here in the second quarter after being up 330 -- I guess it was -- first quarter. Is that mostly a raw materials shift? Or is it really that you have hit a critical mass with Cat Production System?

If so, should we expect continued sequential improvement on the manufacturing cost line, if this is sort of the culmination of all that you have been doing with CPS over the last several quarters?

 Mike DeWalt - Caterpillar Inc. - Director IR

 It was not material cost. I think material costs Q1 to Q2 were given their size broadly similar. It was actual real live costs other than material coming down.

In the first quarter, we announced a lot of actions and we implemented a lot of action in the first quarter. But again there is a bit of a lag. You know, with shutdowns, with employee reductions. So I think what you saw in the second quarter was implementation of a lot of what we talked about in the first quarter and more in the second quarter.

So it was not material cost. It was sort of factory blocking and tackling.

I think as you look forward, I suspect that the labor and overhead piece of it, they'll probably have a tough third quarter because we are going to have more shutdowns. The flip side of that is I would expect in the second half of the year -- remember we had a big run-up in material cost in the second half of last year? If that doesn't happen this year, if material costs stay sort of in a band not far from where they've been, we'll have positives on material cost versus the second half of last year.

So I think by and large if you're just looking at the quarter-over-quarter comps, I think largely because of material cost and continued cost reduction we'll probably have a good second half of the year.

 Mark Koznarek - Cleveland Research Company - Analyst

 What about headcount? Will that further drop from where we ended the quarter? Or are we at now a run rate for the Company?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes, we don't provide a headcount forecast. But I think by and large most -- most; not necessarily all, but most of the reductions that we've had planned have been implemented.

I think the way we are trying to adjust production to volume for the most part in the second half is through these shutdowns. So that's not headcount. It's cost reduction for us, where people won't work for two, three weeks in a month, but they are still in our employment level.

 Mark Koznarek - Cleveland Research Company - Analyst

 So other than this third-quarter dislocation then, we ought to see stable or better costs from here on out for the Company?

 Mike DeWalt - Caterpillar Inc. - Director IR

 Yes, I think that is one of our key focus. I think one minor exception to that might be R&D. We've got Tier 4 coming up; Q2 was a low quarter for R&D. It's not our intent to slash and burn on R&D. We definitely want to do a good job on Tier 4.

 Mark Koznarek - Cleveland Research Company - Analyst

 Okay. Thanks, Mike.

Operator

 Robert Wertheimer.

 Robert Wertheimer - Morgan Stanley - Analyst

 Morgan Stanley. Good morning, everybody. I wanted to follow up on cost, which was obviously very, very strong given how awful the revenue environment is. Can you give a little bit more color on how it is achieved?

Can you talk about whether rolling layoffs can be done indefinitely? Can you do them into 2010? Is that sort of an ongoing variable part of the cost mix?

Was there anything temporary in the cost savings this quarter like advertising cuts or anything like that?

 Mike DeWalt - Caterpillar Inc. - Director IR

 No, I wouldn't say there is any temporary. There is not -- I hope pay increases are temporary; as an employee I would like to see one next year. But in the context of something big and unusual, no. I mean that was not the case in the quarter.

In terms of can rolling layoffs answer the question, they can. That is a short-term, medium-term kind of thing. If we were going to be at this depressed a level forever I think you would have to look at capacity. But it's certainly not our view that we're going to stay at this level forever.

So it's actually a very effective way in the short and medium term to get your costs in line with production. And I guess we will continue doing it.

 Ed Rapp - Caterpillar Inc. - Group President

 Yes, Rob, this is Ed. The thing I would add to it, it not only helps us get our costs and production down short term, but it does leave us in a position that at some point you get a snapback that you are much better positioned if you would respond. So it does both things for us, manages costs near term and leaves some flexibility as well.

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 I would maybe add just one other little bit of color. Keep in mind that capital goods business for new machines and engines is very difficult to forecast for anybody. Even if you go back to the year 2004, when this recovery got underway after a very prolonged global recession in our industry, our sales for most every Machine product line in the world were up over 40% on the year in 2004.

So the rolling layoff concept gives us, as Ed pointed out, a lot of flexibility in being able to take out cost and yet be positioned to respond to opportunities as they present themselves.

We're very confident that long term we would be dropped well below trend rates of activity to sustain any kind of global GDP growth, and we'll see our sales recover. It's a question of timing.

 Robert Wertheimer - Morgan Stanley - Analyst

 Thank you. When you look at the cost picture again, you've taken out a lot of temp workers, can you talk about -- following up on the last question really -- CPS? Is there a chance that when you roll back into production and volumes improve you don't have to add any or 50% or whatever of those temp workers? Has there been as yet a structural improvement impact in factory flow and productivity?

 Jim Owens - Caterpillar Inc. - Chairman, CEO

 I think there's been -- we were gaining, and we talked about this with the analyst community several times. We were gaining substantial traction with our Cat Production System deployment during the year 2008. And towards the end of the year we certainly met, I think, a very aggressive target for how that deployment would be going.

We have the completion of that deployment in '09 and '10 clearly in our strategic line of sight. We think we will be approaching the gold standard in industrial manufacturing operations by 2010. We are very focused on delivering that strategy.

We said it would deliver world-class performance in safety for example, and I think if you looked at our numbers now you would find that we are going to be counted in the five to 10 best companies in the world in industrial safety in a manufacturing environment.

We said it would result in a big improvement in product quality. That is clearly happening.

We said it would yield a dramatic improvement in velocity. And that was a lagger and disappointing to us last year, but as Mike pointed out, in the fourth quarter we began to see good traction with reducing our in-process inventories and our flow, if you will, of material. That is continuing this year and I am confident will continue to improve through 2010.

So we're getting a lot of traction there. We're going to see a lot of productivity gain there. And therefore I think we will be able to run our factories with lower variable manufacturing costs going forward.

 Mike DeWalt - Caterpillar Inc. - Director IR

 Thanks. We are at the end of our hour. I just want to say thanks everyone for listening in, and we will be talking to you over the quarter. Remember our analyst meeting here in Peoria on August 3 and 4. We look forward to seeing you then.

Operator

 Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.